Exhibit 4.3

WARRANT EXCHANGE AGREEMENT

This WARRANT EXCHANGE AGREEMENT dated as of __, 2021, is by and between LifeSci Acquisition II Corp., a Delaware corporation (the “Company”) and LifeSci Holdings LLC, a Delaware limited liability company (“Holder”).

WHEREAS, on November 24, 2020, the Company entered into a Private Warrant Agreement (the “Warrant Agreement”) by and between the Company and the Holder;

WHEREAS, simultaneous with the closing of the Company’s initial public offering, the Company sold warrants (the “Private Warrants”) to purchase 3,146,453 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at a price of $11.50 per share;

WHEREAS, the Company and Holder entered into that certain Support Agreement dated as of May 6, 2021 (the “Support Agreement”) with Science 37, Inc., a Delaware corporation (“Science 37”), pursuant to which Holder agreed to, among other things, amend the Warrant Agreement or enter into such other agreement that provides for the Private Warrants to convert into the right to receive 3,146,453 shares of Common Stock, in the aggregate, immediately prior to the effective time of the Merger (as defined below); and

WHEREAS, the Support Agreement was entered into in connection with that certain Merger Agreement dated as of May 6, 2021 (“Merger Agreement”), by and among the Company, Science 37, and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), pursuant to which, among other things Merger Sub will merge with and into Science 37, with Science 37 surviving as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            The Holder is the registered owner of 3,146,453 Private Warrants. Contingent upon consummation of the Merger, and effective as of immediately prior to the effective time of the Merger, the Holder is returning the Private Warrants to the Company for cancellation and the Company is issuing to the Holder an equal number of shares of Common Stock.

2.            The Company and the Holder have the full legal capacity to enter into this Agreement on their own behalf.

3.            No further authorization or approval is required on the part of the Company or Holder to enter into this Agreement and carry out the provisions hereof.

[Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LIFESCI ACQUISITION II CORP.

By:
	Name:	Andrew McDonald
	Title:	Chief Executive Officer

Holder:

Accepted and Agreed:

LIFESCI HOLDINGS, LLC

By:
Name: Andrew McDonald
Title: Manager

By:
Name: David Dobkin
Title: Manager

By:
Name: Michael Rice
Title: Manager

[Signature Page to Warrant Exchange Agreement]

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